Exhibit 99.1

    FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2007

    FREDERICK, Md., April 10 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2007, the Company recorded a net income of $323,000 and diluted earnings per share of $0.21, as compared to the net income of $479,000 and diluted earnings per share of $0.31 recorded for the first quarter of 2006. The expected decline in quarterly net income in 2007 as compared to 2006 was the result of expenses related to the construction and staffing of the Walkersville and Crestwood Branch Offices which both opened in September 2006 and to margin compression affecting net interest income.

    The Company also reported that, as of March 31, 2007, assets stood at $240.4 million, with deposits of $215.2 million and loans of $183.7 million, representing increases of 9.1%, 6.2% and 15.3%, respectively, over the first quarter of 2006.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             04/10/2007
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com/
    (FCBI)